Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This negotiated Separation Agreement and General Release (“Agreement”) is made and entered into between John A. Goodman (“EXECUTIVE”) and Goodman Networks, Inc. (“COMPANY”) (the EXECUTIVE and the COMPANY are referred to collectively as the “Parties”).

Reference is hereby made to that certain Second Amended and Restated Employment Agreement by and between EXECUTIVE and the COMPANY, effective April 11, 2014 (the “Employment Agreement”) and all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Employment Agreement.

The Parties desire to resolve all matters related to the EXECUTIVE’s employment with COMPANY and relationship with the COMPANY, including all matters arising under the Employment Agreement and matters related to EXECUTIVE’s separation from employment at COMPANY without cause, effective February 15, 2015 (“Separation Date”), which date is at least thirty (30) days from the date the COMPANY provided written notice to EXECUTIVE as required under Section 5.4 of Employment Agreement.  In consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Consideration. In exchange for the promises made herein, the Parties agree that:
a.

As the Executive’s Final Compensation and Final Bonus pursuant to the Employment Agreement, the following described in clauses 1(a)(i) through 1(a)(iv) of this Agreement shall be paid or provided by the COMPANY to the EXECUTIVE:

(i)On the effective date of this Agreement, which is the eighth (8th) day after the EXECUTIVE signs this Agreement (“Effective Date”), the COMPANY shall pay EXECUTIVE the amount of Base Salary as of such date that has been earned through the Separation Date but has not been paid;

(ii)On the Effective Date of this Agreement, the COMPANY shall pay EXECUTIVE all PTO accrued but unused through the Separation Date according to the terms of the Employment Agreement with all PTO to cease to accrue as of the Separation Date;

(iii)The COMPANY shall pay EXECUTIVE $1,050,000 representing the full amount of the EXECUTIVE’s Management Bonus for calendar year 2014 within one week of the Separation Date;

(iv)The COMPANY shall pay EXECUTIVE $950,000 representing the full amount of the EXECUTIVE’s Discretionary Bonus within one week of the Separation Date; and

(v) The COMPANY shall reimburse EXECUTIVE, no later than February 27, 2015, for the EXECUTIVE’s business expenses which have been incurred but not reimbursed by the Separation Date, subject to substantiation prior to such date by the EXECUTIVE in accordance with the COMPANY’s expense reimbursement policies.

b.

The COMPANY agrees to pay EXECUTIVE cash severance benefits, subject to all applicable federal income and payroll taxes, deductions and withholdings, totaling thirty-six (36) months of Base Salary provided EXECUTIVE complies with Sections 7 (as amended herein), 8, 9 and 10 of the Employment Agreement (the “Severance Payment”).  Payments shall be paid in accordance with the following schedule: (i) the first $1,000,000 of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period after the Separation Date which is at least five (5) business days following the Effective Date of this Agreement, and (B) each of the remaining three (3) payments (the “Quarterly Payments”) being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter.

c.

Upon the Separation Date, EXECUTIVE shall have the right, but not the obligation, to request that the COMPANY pay a Real Estate Keep Whole Amount related to his primary residence in Frisco, Texas as described in Section 4.8 of the Employment Agreement provided such request be made in writing and accompanied with a fair market appraisal within thirty (30) days of the Separation Date.

d.

EXECUTIVE may have the right to continue certain benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) after the Separation Date and will receive a notification of COBRA rights under separate cover. Provided EXECUTIVE validly and timely elects COBRA continuation coverage, to the extent permitted by law, the COMPANY agrees to pay up to 100% of the COBRA premiums to continue medical, dental, and vision insurance coverage under the COMPANY’s group health insurance plan for EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) in accordance with COBRA and the terms of the COMPANY’s group health insurance plan, as it may be amended from time to time (the “Health Benefits”) for a period of up to thirty-six (36) months or such shorter period allowed by COBRA from the Separation Date.  EXECUTIVE understands and agrees that payments made pursuant to this Paragraph 1(d) shall be included in his taxable income to the extent required to avoid adverse tax consequences on the COMPANY or EXECUTIVE with respect to reimbursements under the COMPANY’s group health insurance plan for EXECUTIVE and/or his qualified beneficiaries.  EXECUTIVE and the COMPANY agree that the foregoing period of COMPANY-paid COBRA coverage shall count against, and reduce, the otherwise applicable period during which the EXECUTIVE and his “qualified beneficiaries” (as defined by COBRA) would be entitled to receive COBRA coverage that is not so paid by the COMPANY.  Notwithstanding the foregoing, if the payments made pursuant to this Paragraph 1(d) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Company shall reform Paragraph 1(d) in a manner as is necessary to comply with PPACA.

e.

The COMPANY agrees to pay 100% of the monthly premiums on the following life insurance policies: (i) North American Company for Life and Health Insurance Buy Sell Policy Number LB00294670, (ii) North American Company for Life and Health Insurance Buy Sell Policy Number LB02941240, (iii) MetLife Life Insurance Policy #210165127, (iv) AXA Insurance Life Insurance Policy #110009595, (v) current COMPANY-provided Basic Life and AD&D Life Insurance Policy, (vi) current COMPANY-provided Voluntary Employee Life and AD&D Life Insurance Policy, (vii) current COMPANY-provided Spouse Voluntary Life and AD&D Life Insurance Policy and (viii) current COMPANY-provided Child Voluntary Life Insurance Policy (collectively, the “Respective Policies”) for a period of up to thirty-six (36) months or such shorter period as allowed by the Respective Policy from the Separation Date, to the extent permitted by law and subject to EXECUTIVE validly electing to continue such coverage.  The COMPANY agrees to change the beneficiaries of the Respective Policies listed in (iii) and (iv) above to Cayenne Goodman.  After the 36 month period expires, to the extent permitted by law and the Respective Policy, EXECUTIVE may elect, in his sole discretion, to continue to pay the monthly premiums himself in accordance with the Respective Policy. If any one or more of the Respective Policies expire, the COMPANY shall procure a substantially similar policy to replace each such expired policy for EXECUTIVE and pay 100% of the monthly premium on such policy for the remainder of the 36 month period.  EXECUTIVE understands and agrees that payments made pursuant to this Paragraph 1(e) shall be included in his taxable income to the extent required by applicable law.  Notwithstanding the foregoing, if the payments made pursuant to this Paragraph 1(e) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties as determined under final regulations promulgated pursuant to PPACA, the Company shall reform Paragraph 1(e) in a manner as is necessary to comply with PPACA.

f.

Notwithstanding any contrary provisions of the applicable Stock Option Award Agreements governing stock options granted to EXECUTIVE pursuant to Section 4.3 or Section 4.9 of the Employment Agreement, on and following the Effective Date, any outstanding stock options with respect to the COMPANY’s stock held by EXECUTIVE on the Separation Date (i) shall be fully vested with EXECUTIVE and exercisable to the extent not previously vested and exercisable; and (ii) may be exercised until the earlier of (a) the expiration date of the original “Option Period” as defined under such Stock Option Award Agreements (or such comparable defined term relating to the period of exercisability of the stock options), or (b) the tenth (10th) anniversary of the date of grant of the respective stock option.  The COMPANY and EXECUTIVE agree to execute such other documents in connection with the foregoing, including an amendment to the applicable Stock Option Award Agreements, as the COMPANY may reasonably determine should be executed to effectuate the foregoing provisions.

g.

EXECUTIVE represents that, as of the Effective Date, he has returned to the COMPANY all assets and equipment provided to him for the performance of his employment duties as requested by the COMPANY.  EXECUTIVE shall have the right to purchase, at book value, EXECUTIVE’s office furniture, company issued computers, iPads, and mobile phones provided to EXECUTIVE by the COMPANY.

h.

The COMPANY grants EXECUTIVE a one-time put right to sell to the COMPANY up to $2,700,000 of EXECUTIVE’s equity interests in the COMPANY (the “Put Repurchase”), determined based on the fair market value of such equity interests on the date EXECUTIVE exercises the put right with such fair market value being determined by the COMPANY’s Board of Directors in its good-faith discretion.  The Put Repurchase can only be requested in writing at any time by the EXECUTIVE between January 1, 2016 and December 31, 2018 and may only be requested one time.  The purchase price for the Put Repurchase shall be paid in a single sum cash payment on the closing date, which shall be on a business day within fifteen days after the date of exercise.  This put right may only be exercised by EXECUTIVE if (i) the COMPANY is permitted at such time of exercise to complete the requested Put Repurchase pursuant to law, (ii) the COMPANY receives a capital adequacy opinion satisfactory to the COMPANY’s Board of Directors prior to the closing of the Put Repurchase, and (iii) such Put Repurchase would not be in violation of any contract, agreement, instrument, arrangement, commitment, understanding or undertaking to which the COMPANY is a party or otherwise bound.

i.

The EXECUTIVE grants the COMPANY a one-time call right to purchase from EXECUTIVE up to $2,700,000 of EXECUTIVE’s equity interest in the COMPANY (the “Call Repurchase”), determined based on the fair market value of such equity interests on the date the COMPANY exercises its right with such fair market value being determined by the COMPANY’s Board of Directors in its good-faith discretion.  The Call Repurchase can be exercised in writing at any time by the COMPANY between January 1, 2016 and December 31, 2018 and may only be exercised one time.  The purchase price for the Call Repurchase shall be paid in a single sum cash payment on the closing date, which shall be on a business day within fifteen days after the date of exercise.  This call right may only be exercised by the COMPANY if (i) the COMPANY is permitted at such time of exercise to complete the Call Repurchase pursuant to law, (ii) the COMPANY receives a capital adequacy opinion satisfactory to the COMPANY’s Board of Directors prior to the closing of the Call Repurchase, and (iii) such Call Repurchase would not be in violation of any contract, agreement, instrument, arrangement, commitment, understanding or undertaking to which the COMPANY is a party or otherwise bound.

j.

While EXECUTIVE is a member of the COMPANY’S Board of Directors, EXECUTIVE shall receive compensation and reimbursement of expenses pursuant to the Company’s standard practices and procedures.  For a period of 36 months after the Separation Date, subject to the COMPANY’s Board of Directors right to exercise its fiduciary duties with regard to nominations for the COMPANY’s Board of Directors, the COMPANY will use its commercially reasonable efforts to have its Board of Directors nominate EXECUTIVE as a nominee for election to the COMPANY’s Board of Directors by the COMPANY’s shareholders.

k.	EXECUTIVE acknowledges that the foregoing consideration recited in this Agreement is adequate consideration for this Agreement.

2.Acknowledgements.  Subject to the COMPANY’s payment of the amounts owed to EXECUTIVE pursuant to clauses 1(a)(i-iv) above, EXECUTIVE acknowledges that: (i) he has been paid for all hours worked, and paid all remuneration owed to him, including but not limited to all wages, bonuses, and all other payments, (ii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim, (iii) he has received payment for any accrued, but unused, paid time off and has no accrued but unused PTO due to him, (iv) he has received any leave to which he was entitled during his employment, (v) he has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law, (vi) COMPANY has not interfered with his ability to request or take such leaves, (vii) except as otherwise provided in this Agreement or provided by law, all other employment related benefits terminated as of the Separation Date, and (viii) he has returned all assets and equipment provided to him for the performance of his duties.  EXECUTIVE will not be entitled to compensation for any bonus plan, savings plan, incentive plan or benefit not specifically mentioned within this Agreement.

3.Release of All Claims.  The Parties intend to effectuate with this Agreement the complete extinguishment of any and all claims, known or unknown, and actions of any nature whatsoever, from the beginning of time to the effective date of this Agreement and for EXECUTIVE on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (collectively, the “Releasing Parties”) to release and forever discharge COMPANY and each and every officer, director, executive, agent, parent, subsidiary, wholly owned company, affiliate and division of COMPANY, and their successors, assigns, beneficiaries, legal representatives, insurers and heirs (all of which are referred to collectively in this Paragraph 3 and in Paragraph 4 of this Agreement as “COMPANY”), of and from any and all manner of actions, causes of actions, charges, suits, rights to attorneys’ fees or costs, debts, obligations, claims, and demands whatsoever in law or equity by reason of any matter, cause or thing whatsoever, and particularly, but without limitation of the foregoing general terms, by reason of any claims or actions arising from EXECUTIVE’s separation of employment or relationship with COMPANY.  In addition, the Releasing Parties unconditionally release, discharge, waive, and hold harmless the COMPANY from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist, which any of the Releasing Parties have, had, or may have against the COMPANY relating to or arising out of any matter arising on or before the effective date of this Agreement.  Notwithstanding anything to the contrary herein, nothing in this Agreement will be considered a release of EXECUTIVE’s claims, if any, (i) for vested retirement benefits and/or health insurance continuation benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended, (ii) for breach of this Agreement and/or (iii) regarding any rights to  exculpation, indemnification, and/or advancement of expenses under COMPANY’s governing documents or any agreement with COMPANY and/or  any rights to benefits or coverage under directors’ and officers’ insurance policies maintained by COMPANY.  Notwithstanding anything to the contrary herein, nothing in this Agreement will be considered a release of EXECUTIVE’s claims which arise after the Effective Date, if any, (i) for vested retirement benefits and/or health insurance continuation benefits pursuant to the Employee Retirement Income Security Act of 1974, as amended, (ii) regarding any rights, remedies, and/or benefits (collectively in this sentence, “rights”) under this Agreement, (iii) regarding any rights solely as a shareholder of COMPANY, (iv) regarding any matter under the Shareholders’ Agreement to which the Parties are a party, (v) regarding any rights under any and all voting agreements and/or proxies relating to shares of COMPANY (including, without limitation, under equity incentive plans of COMPANY and/or stock option or other award agreements of COMPANY with others), (vi) regarding any vested rights in or under stock option or other award agreements with COMPANY and corresponding equity incentive plans of COMPANY, (vii) regarding any matter solely as a member of the board of directors of COMPANY (including, without limitation, as a member of any committee of such board), (viii) for any claim of coverage of, or payment of benefits for or to, EXECUTIVE and any of his dependents with respect to claims arising during any period in which any of them has been covered by medical or healthcare benefits plans maintained or sponsored by COMPANY, and/or (ix) regarding any rights to  exculpation, indemnification, and/or advancement of expenses under COMPANY’s governing documents or any agreement with COMPANY and/or  any rights to benefits or coverage under directors’ and officers’ insurance policies maintained by COMPANY.

With respect to the claims that the Releasing Parties are releasing and waiving, they are releasing and waiving not only their right to recover money or other relief in any action that they might institute, but also they are releasing and waiving their right to recover money or other relief in any action that might be brought on their behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local governmental agency or department.  The Releasing Parties acknowledge and agree that the released claims include any that have been or may hereafter be asserted on EXECUTIVE’s behalf in any class or collective action relating to his employment and/or the termination of his employment with the COMPANY (“Class/Collective Action”).  Accordingly with regard to the released claims: (a) the Releasing Parties waive any right to participate in any Class/Collective Action, including serving as a class representative or named plaintiff; and (b) the Releasing Parties waive any right to receive notice of any pending or resolved Class/Collective Action.  In the event that any of the Releasing Parties are included or identified as a member or potential member of a class or collective in Class/Collective Action with regard to claims released herein, the Releasing Parties agree to (i) opt out of such proceeding after learning of the inclusion of the Releasing Parties by executing without objection or delay any opt out form presented to the Releasing Parties, and/or (ii) not to opt in to such proceeding.

Excluded further from the release and waiver are any claims or rights which cannot be waived by law, such as his right to file a charge with an administrative agency or participate in any agency investigation.  The Releasing Parties are, however, waiving their right to recover any money in connection with such a charge or investigation.  If a lawful subpoena to testify before any entity is issued any of the Releasing Parties, such Releasing Party will immediately notify COMPANY and provide it with a copy of the subpoena.

This Agreement is a full and final bar to any claims that the Releasing Parties may have against the COMPANY with regard to the released claims, including, without limitation, any claims:

(a)arising from EXECUTIVE’s terms and conditions of employment, separation from employment, or the employment practices of the COMPANY, including but not limited to claims alleging a violation of personnel policies, benefit plans, procedures, and handbooks;

(b)relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including bonuses; disability benefits; penalties; interest; or payment of any attorneys’ fees, costs or expenses for him;

(c)arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Re-Employment Rights Act, Texas Commission on Human Rights Act/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas whistleblower protection statute, Texas Minimum Wage Act, Texas wage payment law, state and local human rights and/or discrimination laws, state and local wage and hour laws, state and local equal pay laws, state and local leave laws, state and local whistleblower laws, state and local unfair competition laws, and claims alleging discrimination or harassment or aider and abettor liability on the basis of pregnancy, age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, genetic information, religion, sexual orientation, marital status, caregiver status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and,

(d)based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory.

The Releasing Parties expressly understand that among the various rights and claims being released and waived in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”).  This general release does not cover rights or claims under the ADEA arising after EXECUTIVE signs this Agreement.

Notwithstanding anything to the contrary herein, this Agreement and Executive’s separation from the Company shall not preclude Executive from participating in any equity or option repurchases between the Company and its shareholders.

4.Covenant Not To Sue.  A “covenant not to sue” is a legal term which means EXECUTIVE promises not to file a lawsuit in court.  It is different from the Release of claims contained in Paragraph 3 above.  Besides waiving and releasing the claims covered by Paragraph 3 above, the Releasing Parties further agree not to sue COMPANY in any forum for any reason, including but not limited to claims, laws or theories covered by the Release language in Paragraph 3 above.  Notwithstanding this Covenant Not To Sue, the Releasing Parties may bring a claim against COMPANY to enforce this Agreement, to enforce legal rights expressly unaffected by this Agreement and/or to challenge the validity of this Agreement under the ADEA.  If the Releasing Parties sue the COMPANY in violation of this Agreement, they shall be liable to the COMPANY for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Alternatively, if the Releasing Parties sue the COMPANY in violation of this Agreement, the COMPANY can require EXECUTIVE to return all but $100 of the money paid to him pursuant to this Agreement.  In that event, COMPANY shall be excused from making any further payments otherwise owed to EXECUTIVE under the terms of this Agreement.

5.Release of Unknown Claims.  For the purpose of implementing a full and complete release, the Releasing Parties expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that the Releasing Parties did not know or suspect to exist in their favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

6.Confidentiality.  EXECUTIVE warrants that he has not to date and shall not in the future disclose to any person, organization, media, website, social media site, blogger, present or former executives of COMPANY (other than COMPANY employees involved in negotiating this Agreement), either directly or indirectly, in any manner whatsoever, any information regarding the terms of this Agreement, or any fact concerning its negotiation, execution or implementation.  EXECUTIVE may make disclosures regarding this Agreement in a form no more extensive than necessary: (a) to the attorney(s) who are advising him in connection with this Agreement; (b) to his tax accountants, tax preparers of financial accounts; (c) to any taxing authority as necessary for the proper payment of taxes due, if any, on the settlement amount and (d) to his spouse or other persons with whom EXECUTIVE may have privileged communications at law.  EXECUTIVE shall instruct each of the individuals listed in this Paragraph that the information must be held confidential.  EXECUTIVE may also make disclosures regarding this Agreement if COMPANY makes disclosures regarding this Agreement.

EXECUTIVE acknowledges he has continuing obligations under the Employment Agreement and other Confidentiality and Nondisclosure Agreements he signed with the COMPANY, as modified by this Agreement, and that during his employment with COMPANY, he had access to confidential and proprietary information of COMPANY as further defined in the Employment Agreement, any confidentiality agreement and in the COMPANY’s employment handbook.  EXECUTIVE understands that the COMPANY and its subsidiaries (including but not limited to Multiband Corporation) has a leading position in a highly technical and extremely competitive business, achieved through years of work in research, development, engineering, marketing, and establishing and maintaining relationships with customers, contractors, subcontractors, manufacturers, and vendors. The COMPANY specializes in, among other things, end-to-end network solutions including design, engineering, deployment, maintenance and decommissioning services; network solutions to wireless carriers, OEMs, backhaul service providers, enterprise and government customers; and LTE deployment, DAS/in-building, small cells, carrier adds, TDM migration, 2G/3G harvesting, field technical solutions, cell site management, drive testing, spectrum conditioning, radio optimization, power upgrades, and PMO support.  The COMPANY also has developed substantial favorable goodwill with its customers, contractors, subcontractors, manufacturers, and vendors.  The COMPANY’s future success requires that its Confidential Information and other proprietary information be maintained and protected by all employees and others who perform work for the COMPANY.

In order for the COMPANY reasonably to protect its interests against the competitive use of any of the COMPANY's Confidential Information and other proprietary information, EXECUTIVE covenants that he will not at any time after cessation of his employment with the COMPANY, directly or indirectly communicate, use, transmit electronically or otherwise, or disclose to any person or entity, any information, observations, data, written materials, records and documents or other information concerning the business or affairs of the COMPANY or its licensees or the business or affairs of any supplier or customer of the COMPANY

(including without limitation, customer lists or mailing lists, the names, addresses, e-mail addresses and telephone numbers of all subscribers and prospective subscribers to any product or service, and any other personally identifiable information relating to such subscribers), or any processes, equipment or products of the COMPANY or its licensees, or employee lists, compensation data, pricing information, customer or supplier pricing information, vendor information, manuals and training materials, pending projects or proposals, COMPANY financial, technical, business, and credit information or marketing strategies, analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements, all data and tasks maintained in a Siterra database or any other project database; all past, present or future bidding data, forecasts, deliverables, budgets, status reports, and invoices relating to any past, present or future customer, all implemented or planned product and service improvements or changes, all information about the COMPANY’s network configuration, plant or any equipment attached thereto, and any document or data designated as confidential (all of the foregoing are hereinafter referred to as "Confidential Information"). EXECUTIVE agrees he will not transmit electronically or otherwise transfer Confidential Information to any site (including, without limitation, computer tablet, laptop or desktop computer, smartphone, cellular phone, personal digital assistant, cloud storage, electronic storage, website or other electronic device) other than those sites approved in writing by the COMPANY. EXECUTIVE specifically acknowledges and agrees that he may not directly or indirectly provide any Confidential Information to any person or entity to be used to bid on any new work, or any Phase of new work, for any current or future customer of the COMPANY. EXECUTIVE understands and acknowledges that Confidential Information provides the COMPANY a competitive advantage over others who do not have the information, and that the COMPANY would be substantially harmed if Confidential Information were directly or indirectly disclosed or used.

It is understood, however, that these confidentiality obligations do not apply in the event and to the extent that Confidential Information is in the public domain other than as a result of EXECUTIVE’s act or omission or in the event that EXECUTIVE was in possession, custody or control of such Confidential Information prior to his employment with the COMPANY. EXECUTIVE acknowledges that the Confidential Information is the sole property of the COMPANY, even if EXECUTIVE helped acquire or develop that Confidential Information. EXECUTIVE acknowledges that all confidential information, including any originals and copies, whether in hardcopy or electronic form, shall at all times remain the property of the COMPANY and shall not be copied, published, transmitted or distributed.

The COMPANY reserves the right to avail itself of all legal or equitable remedies to prevent impermissible use of Confidential Information or proprietary information of the COMPANY or to recover damages incurred as a result of such impermissible use.

7.Restrictive Covenants.  The Parties acknowledge that the Employment Agreement contains Section 7.4 entitled Restrictive Covenants. In consideration of the severance and benefits set forth in this Agreement, the Parties acknowledge and agree that the Section 7.4 of the Employment Agreement is amended and replaced in its entirety as follows.

7.4  Restrictive Covenants. Employee acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company's legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Employee shall not, during his employment at the Company and for the thirty-six (36) month period in which he receives severance after termination of employment for any reason:

(a)Engage in or perform services for a Competing Business. “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Employee’s employment, including, but not limited to telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Employee performed services for the Company;

(b)Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Employee of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Employee does not exceed five percent (5%) of the total outstanding stock of such corporation;

(c)Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Employee’s employment with the Company and which Employee either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d)Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

EXECUTIVE acknowledges that he has carefully read the above new section 7.4 and has considered all its terms and conditions. EXECUTIVE agrees that said restraints are necessary for the reasonable and proper protection of the COMPANY and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. EXECUTIVE understands that a remedy at law for any breach or threatened breach of new section 7.4 as set forth herein would be inadequate, or will cause damage to the COMPANY in an amount difficult to ascertain. EXECUTIVE therefore agrees that the COMPANY shall be entitled to temporary and injunctive relief by any competent court in case of any such breach or threatened breach, without proof of actual damages that have been or may be caused to the COMPANY, and without bond, in addition to any other relief to which the COMPANY may be entitled. Additionally, any period or periods of breach of new section 7.4 shall not count toward the restricted period in new section 7.4 but shall instead be added to the restrictive period.

Should any provision of new section 7.4 be held by a court of competent jurisdiction to be enforceable only if modified, the Parties agree that any such court is expressly authorized to modify any such unenforceable provision of new section 7.4 in lieu of severing such unenforceable provision from the Employment Agreement and this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

8.Breach.  In the event of either Party’s breach of any terms of this Agreement, or any of his or its continuing obligations under the Employment Agreement, the other Party may pursue any and all remedies allowable under state and federal law.  Depending on the interpretation of applicable law, these remedies might include monetary damages, equitable relief, and recoupment of the consideration described in Paragraph 1 of this Agreement.  In the event that any party commences an action for damages, injunctive relief, or to enforce the provisions of this Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and all costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

9.Voluntary Agreement.  Executive acknowledges that Executive has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Executive in writing (i.e. through this Agreement) to consult with an attorney of Executive’s own choosing at COMPANY’s cost regarding the effect of this Agreement before Executive signs this Agreement.  EXECUTIVE acknowledges that he consulted with Gardere Wynne Sewell LLP before signing this Agreement.  Executive acknowledges and understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination and Employment Act (“ADEA”) prior to the date on which Executive signs this Agreement.  EXECUTIVE understands he has sixty (60) days within which to decide whether to sign this Agreement, although he may sign this Agreement at any time within the 60 day period.  The Parties expressly agree that any change to the offer, whether material or immaterial, does not restart the running of the 60 day consideration period.  If he does sign the Agreement, he will have an additional seven (7) days after he signs it to change his mind and revoke the Agreement, in which case a written notice of revocation must be delivered to Jimmy “Skip” Hulett, 6400 International Parkway Suite 1000, Plano, Texas 75093, by 5:00 P.M. on or before the seventh day following his signing of this Agreement.  EXECUTIVE understands that the Agreement will not become effective until after that seven-day period has passed and all assets and equipment provided to him for the performance of his duties has been returned prior to the extinguishment of the seven-day period.  EXECUTIVE knowingly and voluntarily agrees to all of the terms in this Agreement and intends to be bound legally by them.

10.Non-Admission.  The Parties expressly acknowledge that the fact and terms of the Agreement are not an admission or concession by COMPANY of any liability or other wrongdoing under any law.

11.Modifications.  No modification of this Agreement shall be effective unless it is in writing duly signed by all of the Parties hereto.

12.Severability.  The Parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including but not limited to the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.Governing Law.  The validity, construction and interpretation of this Agreement and the rights and duties of the Parties hereto shall be governed by the laws of the state of Texas without regard to its conflict of law rules.  The Parties agree to venue and jurisdiction in the state and federal courts located in Texas.

14.Return of Assets, Equipment, Materials and Information.  EXECUTIVE acknowledges that, except for EXECUTIVE’s personal financial, compensation, tax, employment, evaluation, and medical information, all materials and information received or generated by him in connection with his employment with the COMPANY, including but not limited to confidential and proprietary information set forth in Paragraph 6, are the sole property of COMPANY.  EXECUTIVE acknowledges that, by the close of business on the Separation Date, he has returned to COMPANY all COMPANY property, including but not limited to confidential and proprietary information set forth in Paragraph 6, office keys, security and credit cards, files, product information, and computer hardware and software (EXECUTIVE confirms he has returned or disabled the original software and all copies in his possession) as requested by the COMPANY.  EXECUTIVE agrees to return, no later than the close of business on the Separation Date, all COMPANY materials and information and all copies thereof that are located or stored, electronically or otherwise, at his home and/or another site other than COMPANY’s offices as requested by the COMPANY.  EXECUTIVE also agrees to return no later than the close of business on the Separation Date, all assets and equipment provided to him for the performance of his duties as requested by the COMPANY.

15.Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter.  Executive represents and acknowledges that in executing this Agreement, Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or its agents except as expressly contained in this Agreement.  The Parties further represents that they are relying on their own judgment in entering into this Agreement.

16.Non-Disparagement.  EXECUTIVE agrees that he will not disparage or criticize the past or present decisions, policies or practices of COMPANY or its officers and executives, and that he will not make disparaging statements about COMPANY, its officers, executives, or any individual or entity with whom COMPANY has or may have a business or personal relationship.  COMPANY agrees it will not disparage or defame EXECUTIVE.

17.Recommendation.  Subject to EXECUTIVE’s written approval, if EXECUTIVE pursues employment with a third party in the future, COMPANY shall make a positive recommendation and referral of EXECUTIVE and confirm in writing his dates of employment, position, salary and benefits with the Company.

18.Section 409A.  For purposes of the rules under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. It is intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  In addition, to the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which the EXECUTIVE participated during the term of the EXECUTIVE’s employment with the COMPANY or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

19.Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument but all such counterparts shall constitute one agreement.  The Parties agree a facsimile signature or PDF of an original signature sent via email shall be deemed to be original signatures.

[Signature Page Follows]

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

JOHN A. GOODMAN
2/18/15
Dated:		/s/ John A. Goodman

GOODMAN NETWORKS, INC.
2/18/15
Dated:		/s/ Ron B. Hill
Ron B. Hill Chief Executive Officer and President